MARKETING AND CONSULTING AGREEMENT

This Marketing and Consulting Agreement (this “Agreement”) is made and entered into as of the 3rd Day of January, 2012, (Effective Date) by Prescription Corporation of America (“PCA”), a New Jersey corporation with a mailing address of 66 Ford Road Suite 230, Denville, New Jersey 07834 and Otis Fund with a mailing address of 36 Stonewall Drive Livingston, NJ 07039 referred to as (“Consultants”);

WHEREBY each party may be referred to as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, PCA is a pharmacy offering mail order and central fill programs to employers including school districts and has Pharmacy Benefit Manager (“PBM”) services encompassing all aspects of a pharmacy delivery system (the “Work Product”); and

WHEREAS, Consultants and/or their agents or associates have made contacts with individuals and entities, and may continue to do so in order to assist in selling the Work Product nationwide (the “Project”); and Consultant desires to perform marketing and consulting services for PCA. Consultant will assist PCA in securing a business relationship by providing leads and/or introductions to PCA to representatives of potential customers. Consultant shall, from time to time, fax lists of potential customers it desires to pursue. PCA, at its election, shall direct Consultant in writing, within five working days if it elects to instruct Consultant to not pursue a potential client on such list. All approved clients shall be listed in Appendix A; and, in addition, the Consultant will provide consulting services for strategic marketing, new business development, debt and equity raising, geographic expansion, vertical integration, growth and penetration; and

WHEREAS, the Parties have entered into discussions and disclosed certain business contacts and information to each other and each Party desires from time to time to enter into further discussions and/or disclose further business contacts or information with the others to further their collective goal to increase sales of the Work Product; and

WHEREAS, each Party has made its disclosures and discussions with the understanding that the information and business contacts were being disclosed subject to certain confidentiality and non-circumvention terms, and the Parties wish to formalize that understanding with respect to all such past disclosures and to all future disclosures and to clarify their understanding concerning compensation, fees and the conduct of their activities; and

WHEREAS, PCA desires to utilize the Consultants’ services to promote and distribute the Work Product throughout the nation;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Parties hereby agree and state as follows:

Article One

SCOPE OF AGREEMENT

The purpose of this Agreement is to facilitate the sale of the Work Product by PCA to customers, and to restrict the confidentiality of this information to the Parties and their necessary agents, and to prevent circumvention of any of the Parties to protect all the Parties’ interests and contemplated expectations, and to establish a revenue pool to be divided amongst Consultants and their designees in the manner set forth herein.

Article Two

ENGAGEMENT FOR SERVICES

2.1	The Consultants are free to contract with other vendors to market their products and services. PCA also reserves the right to engage in direct solicitations itself of its own Work Product as it becomes available to both existing and new customers, as well as other providers (Insurance Companies, TPAs, Consultants, Brokers, etc.).

2.2	PCA hereby agrees to provide the Work Product

(i)	on a private label basis to the Consultant,

(ii)	provide all necessary sales support and marketing materials; and

(iii)	fulfill its responsibilities as outlined in this Agreement.

2.3	The Consultants agree to perform the services and fulfill their responsibilities, as outlined in this Agreement.

Article Three

TERMINATION OF AGREEMENT

3.1	This Agreement shall commence on the Effective Date, be for a period of five (5) years. Unless cancelled by the Company 90 days prior to expiration of the agreement the agreement will automatically extend for an addition five (5) year period.

3.2	Any Party may terminate their participation in this Agreement immediately, upon written notice to the other Parties,

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(i)	in the event of fraud, gross and willful misconduct, or abandonment on the part of any Party;

(ii)	if any Party is convicted of any felony related to its business responsibilities;

(iii)	in the event of material breach of any material obligation under this Agreement, and after such breach remains uncured for a period of sixty (60) days after written notice thereof from the other Parties, or if such breach requires more than sixty (60) days to cure, and such cure is not commenced within sixty (60) days after written notice thereof, and thereafter diligently pursued;

3.3	In the event this Agreement is terminated, Consultants shall continue to receive all compensation due them from PCA, for all existing clients with effective dates prior to the termination of this agreement, in accordance with ARTICLE FOUR, as long as:

(i)	the existing clients retain the PCA product for the life of the client contracts and shall include any and all subsequent extensions or automatic renewals resulting from the initial term thereof,

(ii)	the Consultants agree to fulfill all of their responsibilities with respect to those existing clients, as outlined in this Agreement; and

(iii)	the existing clients retain the PCA product and will follow the PCA principals, regardless of changes in PCA’s operating status, company name, structure change or sale of the company.

3.4	Termination of the Agreement shall not relieve the parties of any obligations arising prior to such termination or, which, under the terms of this Agreement, continue after the termination, including without limitation Sections 4.1, 4.2, 4.3, 4.4 and any other terms and conditions pertaining to such fees or compensation. In the event of termination by any party hereto, PCA and the Consultants shall agree on the wording of any notices to be sent to any client, if necessary and subject to the requirements of any Applicable Laws, concerning any matter within the scope of this Agreement.

Article Four

COMPENSATION

4.1	The Consultant will receive compensation costs as follows:

$30,000 per month for the first 12 months

$35,000 per month for the next 12

months $40,000 per month for the next 12 months

4.2	Capitated or Fixed Cost Employer Plans (No Broker) - The Consultant will receive a standard commission of six percent (6.0%) commission on capitated or fixed cost business placed with PCA. This is the standard compensation which will apply, unless a specific request is made by the Consultant to build in a different amount, based on size of the group, client services provided by - the Consultant and/or competitive pricing considerations.

4.3	Capitated or Fixed Cost Employer Plans ( Broker) - The Consultant will pay the Broker commission out of the six percent (6%) commission paid by PCA. PCA maintains a policy of working with brokers.

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4.4	Consultant shall receive 2% on all sales related to strategic marketing opportunities including Brown & Brown, Conner Strong, JH Cohn, TH Group and all other groups brought to the Company during the term of the Agreement.

4.5	Savings Card - The Consultant will be paid $1.00 per prescription for all discount savings card business placed with PCA,

4.6	Self Funded Employer Plans - The standard compensation built into a self funded proposal is $.75 per prescription as marketing compensation. Each self funded proposal will be developed with additional marketing compensation for the Consultant and Broker (if applicable) based on bid specifications, services required and details of the financial provisions applicable.

4.7	Self Funded Fixed Claim Cost Plans - The standard compensation built into a self fundedfixed claim cost proposal is $1.00 per prescription as marketing compensation. Each self funded proposal will be developed with additional marketing compensation for the Consultant and Broker (if applicable) based on bid specifications, services required and details of the financial provisions applicable.

4.8	Capital raising and merger and acquisition fee: The Consultant shall be entitled to a 5%fee for any debt or equity raised on behalf of the Company. The Consultant shall receive a 5% fee on any merger of the Company initiated by the Consultant. The value of the merger will include equity and debt assumption to determine the value of the merger or acquisition.

4.9	The Consultant will be entitled to all employee benefits of Senior Management including stock options, bonus, profit sharing, insurance, and vacation.

Article Five

MISCELLANEOUS

5.1	Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts entered into therein, without reference to principles of choice of law or conflicts of laws.

5.2	Entire Agreement. The provisions, terms and conditions of this Agreement represent the entire agreement between the parties in relation to the subject matter hereof, and this Agreement supersedes any other agreement, understanding or representation, verbal or otherwise, relative to the subject matter hereof, between the parties prior to the time of execution of this Agreement. This Agreement shall be binding upon the heirs, executors, administrators, successors, permitted assigns or transferees of each Party and its shareholders, if any. This Agreement may be amended only by a written instrument executed by all of the Parties.

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5.3	Severability. If any clause, paragraph, term or provision of this Agreement shall be held or declared void or otherwise unenforceable by any court or other tribunal of competent jurisdiction, the same shall be deemed severed, and such holding or declaration shall have no effect upon any other clause, paragraph, term, or provision of this Agreement, and this Agreement shall otherwise continue in and be given full force and effect.

5.4	No Waiver. No delay or omission on the part of any party in exercising any right under this Agreement shall operate as a waiver of any such right or of any other right. Waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

5.5	Independent Contractors. Except as expressly provided herein, it is the express intention of the parties to be considered independent contractors and that no partnership or joint venture shall be created as a result of this Agreement, that none of the parties shall be the agent, legal representative, franchisee or employee of another for any purpose whatsoever, and that no party is granted any right or authority to assume or create any obligation for or on behalf of, or in the name of, or in any way to bind another party. All parties agree not to incur or contract any debt or obligation on behalf of any other party or commit any act, make any representation or advertise in any manner, which may adversely affect any right of another party or be detrimental to its good name and reputation.

5.6	Amendments. Except as expressly provided herein, this Agreement may be amended or modified only by a written instrument executed by a duly authorized representative of each party.

5.7	Force Majeure. As used herein, “Force Majeure” means any Act of God, act of civil or military authority, war, criminal act, fire, explosion, earthquake, flood, weather condition, power failure, labor problem, accident, or any other cause, beyond a party’s or its designee’s reasonable control. No failure or omission in the performance of any obligation hereunder shall be deemed a breach of this agreement or create any liability for damages if such failure arises from a Force Majeure event; provided, however, that the party unable to perform shall continue to exercise its best efforts to overcome the disability and find an alternative or substitute for the performance of its obligations.

5.8	Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together will constitute a single instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Between the following signatories:

PCA:		CONSULTANTS:

By:	/s/ Gary J. Sekulski	/s/ Vic Wexler
	Gary J. Sekulski	Otis Fund

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